Exhibit 12.1



                         CILCORP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                     Years Ended December 31,                           Six Months Ended June 30,
                               -------------------------------------------------------------------  --------------------------------
                                                    Historical                         Pro Forma         Historical        Pro Forma
                               -------------------------------------------------------------------  --------------------------------
                                1994        1995       1996       1997       1998         1998        1998        1999        1999
                              --------    --------  ----------  --------   --------    ----------    ------      ------    ---------
                                                (In thousands, except ratios)                         (in thousands, except ratios)
Earnings as defined:
Net Income (loss) from
   continuing operations       30,762      38,469     37,940     43,709     38,218      (1,283)      19,051      13,691     (6,059)
Provision (benefit) for
   income taxes                16,922      22,427     20,702     22,349     19,699       3,168        8,769       7,115     (1,149)
Interest expense               23,341      29,681     28,964     27,462     29,473      70,866       14,625      14,340     35,036
Interest expense on COLI        2,028       2,349      2,731      3,491      3,624       3,624        1,701       1,920      1,920
Interest portion of rentals     1,979       2,020      1,726      1,877      1,903       1,903          951         962        962
Preferred dividends of
   subsidiary                   2,980       3,299      3,188      3,216      3,194       3,194        1,599       1,570      1,570
                               ------      ------    -------    -------     ------      ------       ------      ------     ------

Total earnings, as
  defined                      81,012      98,425     95,251    102,104     96,111      81,472       46,696      39,598     32,280
                               ======      ======    =======    =======     ======      ======       ======      ======     ======

Fixed charges, as defined:
Interest expense               26,341      29,861     28,964     27,462     29,473      70,866       14,625      14,340     35,036
Interest expense on COLI        2,028       2,349      2,731      3,491      3,624       3,624        1,701       1,920      1,920
Interest portion on rentals     1,979       2,020      1,726      1,877      1,903       1,903          951         962        962
Tax effected preferred
  dividends of subsidiary       4,939       5,468      5,284      5,331      5,294       5,294        2,650       2,602      2,602
                               ------      ------    -------    -------     ------      ------       ------      ------     ------
Total fixed charges, as
  defined                      35,287      39,698     38,705     38,161     40,294      81,687       19,927      19,824     40,520
                               ======      ======    =======    =======     ======      ======       ======      ======     ======
Ratio of earnings to fixed
  charges                         2.3         2.5        2.5        2.7        2.4         1.0          2.3         2.0        0.8
                               ======      ======    =======    =======     ======      ======       ======      ======     ======
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